Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-65807) of UMB Financial Corporation of our report dated June 27, 2013 with respect to the financial statements and supplemental schedules of UMB Profit Sharing and 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ RubinBrown LLP

Overland Park, Kansas

June 27, 2013